Exhibit 10.49

DESCRIPTION OF CERTAIN COMPENSATORY ARRANGMENTS BETWEEN MOTOROLA, INC. AND GREGORY Q. BROWN AND BETWEEN MOTOROLA, INC. AND SANJAY K. JHA

Voluntary Compensation Reductions

In late 2008, Motorola Co-CEOs Greg Brown and Sanjay Jha voluntarily agreed to a 25 percent decrease in base salary for 2009, from $1.200.000 to $900,000 and agreed to forego 2008 bonuses under the Company’s annual cash incentive plan (“Annual Incentive Plan”). On February 11, 2009, the Compensation and Leadership Committee granted 344,615 restricted stock units to Dr. Jha with a value equal to $2.4 million less the amount of cash that would have been payable to Mr. Brown under the Annual Incentive Plan had he not foregone his 2008 annual cash incentive. The restricted stock units had a total cash value on February 11, 2009 of $1,334,000, based on the closing price of Motorola common stock on February 11, 2009.   The restricted stock units vest in two equal installments on February 11, 2010 and on October 31, 2010.

In 2010, Motorola Co-CEOs Greg Brown and Sanjay Jha agreed to voluntarily have their base pay remain at the reduced level of $900,000 for 2010.